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                                                                    EXHIBIT 23.1
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Independent Accountant's Consent

The Shareholders and Board of Directors of GreenPoint Financial Corp.:

We consent to the incorporation by reference in this registration statement on Form S-4 of GreenPoint Financial Corp. of our report dated January 19, 1996, relating to the consolidated statements of income, changes in stockholders' equity and cash flows of GreenPoint Financial Corp. and Subsidiaries for the year ended December 31, 1995, which report is included in the December 31, 1997 annual report on Form 10-K of GreenPoint Financial Corp., and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus which is a part of this registration statement.

/s/  KPMG LLP

New York, New York
February 16, 1999

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